Exhibit 5.1

(313) 465-7000

July 7, 2025

Helius Medical Technologies, Inc.

642 Newtown Yardley Road, Suite 100

Newtown, Pennsylvania 18940

Re:	Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-270433)

Ladies and Gentlemen:

We have acted as special counsel to Helius Medical Technologies, Inc., a Delaware corporation (the “Company”), in connection with (i) preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of (a) a Registration Statement on Form S-3 (File No. 333-270433) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), declared effective on May 26, 2023, and the prospectus of the Company included in the Registration Statement (the “Base Prospectus”), (b) a prospectus supplement to the Base Prospectus, dated as of June 23, 2023 (the “First Prospectus Supplement”), (c) a prospectus supplement to the Base Prospectus, dated as of March 26, 2025 (the “Second Prospectus Supplement”), and (d) a prospectus supplement to the Base Prospectus, dated as of July 7, 2025 (collectively with the First Prospectus Supplement and Second Prospectus Supplement, the “Prospectus Supplement”), pertaining to the issuance and sale by the Company from time to time of shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”) with an aggregate public offering price of up to $25.0 million (the “Shares”) that may be issued and sold under the Sales Agreement, dated as of June 23, 2023 (the “Sales Agreement”), by and among the Company and Roth Capital Partners, LLC, as the agent.

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we have assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus, the Prospectus Supplement, including all supplements and amendments thereto, and the Sales Agreement.

Our opinion is limited solely to matters set forth herein. The law covered by the opinion expressed herein is limited to the Delaware General Corporation Law. We are not rendering any opinion with respect to federal law, including federal securities laws or state blue sky laws.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that as of the date hereof, upon the completion of all Corporate Proceedings (as defined below) relating to the Shares, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, upon issuance, delivery and payment therefor in an amount not less than the par value thereof in accordance with the Corporate Proceedings and the terms of the Sales Agreement, the Shares to be issued and sold by the Company pursuant to the Sales Agreement will be duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL, (ii) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation and (iii) certain terms of the Shares to be issued by the Company from time to time will be authorized and approved by the Board of Directors of the Company or one or more committees thereof established by the Board of Directors with the authority to issue and sell Shares pursuant to the Sales Agreement in accordance with the DGCL, the Certificate of Incorporation of the Company, the Bylaws of the Company and certain resolutions of the Board of Directors and one or more committees thereof (with such approvals referred to herein as the “Corporate Proceedings”) prior to issuance thereof.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

(313) 465-7000

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. This opinion letter is given as of its date based solely on our understanding of facts in existence as of such date, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed in this opinion letter or of any subsequent changes in applicable law.

Very truly yours,

/s/ Honigman LLP

Honigman LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402